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FORM 4/A
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
TELEDIFFUSION DE FRANCE INTERNATIONAL S.A.        Crown Castle International Corp.
DIGITAL FUTURE INVESTMENTS B.V.(1)                TWRS                                             Issuer (Check all applicable)
Transmission Future Networks B.V.(2)                                                                Director       X  10% Owner
-------------------------------------------    --------------------------------------------     ----              ---
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for          Officer (give    Other (Specify
                                                  Number of Reporting        Month/Year         ----        title ---       below)
10 Rue d'Oradour-Sur-Glane                        Person (Voluntary)          1/00                          below)
---------------------------------------------       N/A                  -------------------     __________________________________
                 (Street)                        --------------------    5. If Amendment,     7. Individual or Joint/Group Filing
Paris          France              75015                                    Date of Original      (Check Applicable Line)
---------------------------------------------                               (Month/Year)      __  Form filed by One Reporting Perso
(City)          (State)             (Zip)                                      2/10/00            Form filed by more than one
                                                                            ------------      _X_ Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Class A
Common Stock(3)                   1/26/00   S          11,340,000   D     U.S. $24.00    17,443,500(4)         D           N/A
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Class A
Common Stock(5)                   1/26/00   P          11,340,000   A     U.S. $24.00    25,212,396(6)         D           N/A
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Common Stock(7)                   1/26/00   S          13,872,396   D     U.S. $24.00            O             D           N/A
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Common Stock(8)                   1/26/00   P          13,872,396   A     U.S. $24.00    25,212,396(9)         D           N/A
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

Please see attached.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                       /s/ Michel Azibert   /s/ Gideon Johannes van der Ploeg     February 11, 2000
                                      -------------------------------------------------------     -----------------
                                      Signature of Reporting Person                                      Date
                                      Michel Azibert
                                      Chairman of Telediffusion de France International S.A.
                                      Managing Director of Digital Future Investments BV
                                      Gideon Johannes van der Ploeg
                                      Managing Director of Transmission Future Networks B.V.

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                   (Bulletin No. 177, 10-15-97)

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                                    Footnotes


(1)  Digital Future Investments B.V. is an affiliate of Telediffusion de France
     International S.A.

(2)  Transmission Future Networks B.V. is an affiliate of Telediffusion de
     France International S.A.

(3)  11,340,000 Class A Common Stock was sold by Digital Future Investments B.V.
     to Transmission Future Networks B.V.

(4)  This represents shares and warrants issuable to Digital Future Investments
     B.V. upon exchange of shares and warrants of Crown Castle, UK Holdings Ltd.

(5)  11,340,000 Class A Common Stock was acquired by Transmission Future
     Networks B.V. from Digital Future Investments B.V.

(6)  This represents the total amount of shares that Transmission Future
     Networks B.V. owns in CCIC of which 11,340,000 are Class A Common Stock.

(7)  13,872,396 Common Stock was sold by Digital Future Investments B.V. to
     Transmission Future Networks B.V.

(8)  13,872,396 Common Stock was acquired by Transmission Future Networks B.V.
     from Digital Future Investments B.V.

(9)  This represents the total amount of shares that Transmission Future
     Networks B.V. owns in CCIC of which 13,872,396 are Common Stock.